Exhibit 99.3

SHARECARE, INC.

INDUCEMENT RESTRICTED STOCK UNIT GRANT NOTICE

2024 INDUCEMENT PLAN

As an inducement for Grantee to join and become employed by Sharecare, Inc., a Delaware corporation (the “Company”), the Company hereby grants to Grantee an inducement grant of the number of restricted stock units (“RSUs”) set forth below, each of which represents the right to receive one share of Stock without any payment for such shares. This award is granted as an “inducement” award under Nasdaq Listing Rule 5635(c)(4). The RSUs are being awarded under the Company’s 2024 Inducement Plan (the “Plan”). Notwithstanding the foregoing and anything to the contrary herein, the RSUs shall be subject to and governed by the terms and conditions of the Plan.

This award is subject to all of the terms and conditions as set forth in this Inducement Restricted Stock Unit Grant Notice (this “Notice”), in the corresponding Inducement Restricted Stock Unit Agreement and the Plan, which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Inducement Restricted Stock Unit Agreement will have the same definitions as in the Plan or the Inducement Restricted Stock Unit Agreement. If there is any conflict between the terms in this Notice, Exhibit 1 to this Notice, the corresponding Inducement Restricted Stock Unit Agreement and the Plan, then such conflict or inconsistency shall be resolved by giving such documents precedence in the following order: Exhibit 1, this Notice, the corresponding Inducement Restricted Stock Unit Agreement, and then the Plan.

Grantee	[GRANTEE NAME]
Date of Grant:	[GRANT DATE]
Number of RSUs:	[TOTAL TARGET SHARES]

Type of Grant:	Restricted Stock Units

Vesting Schedule:	This award shall vest pursuant to the schedule set forth in Exhibit 1, which is attached hereto and incorporated herein in its entirety.

Additional Terms/Acknowledgements:	Grantee acknowledges receipt of, and understands and agrees to, this Notice, the corresponding Inducement Restricted Stock Unit Agreement and the Plan. Grantee acknowledges and agrees that this Notice and the corresponding Inducement Restricted Stock Unit Agreement may not be modified, amended or revised except as provided in the Plan. Grantee further acknowledges that as of the Date of Grant, this Notice, the corresponding Inducement Restricted Stock Unit Agreement, and the Plan set forth the entire understanding between Grantee and the Company regarding this RSU award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of the following agreements only.

By accepting these RSUs, you consent to receive such documents by electronic delivery and to participate through an on- line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

Sharecare, Inc.

By: [NAME]
Title

Grantee

Date

Attachments: Inducement Restricted Stock Unit Agreement; 2024 Inducement Plan

Exhibit 1

Vesting Schedule 1

1.	[1/12th of the RSUs (rounded up to the nearest whole number of RSUs, as necessary) will vest quarterly following the Date of Grant set forth in your Notice, beginning on March 31, 2024 (each, a “Vesting Date”), so that 100% of your RSUs are vested on December 31, 2026, subject to your continued Employment with the Company and its Subsidiaries through the applicable Vesting Dates. Except as set forth in (2) below, all unvested RSUs will be forfeited upon your termination of Employment with the Company and its Subsidiaries.][25% of the RSUs (rounded up to the nearest whole number of RSUs, as necessary) will vest on the first anniversary of [the Date of Grant set forth in your Notice] and 25% will vest on each of the three anniversaries thereafter (each, a “Vesting Date”), subject to your continued Employment with the Company and its Subsidiaries through the applicable Vesting Dates. Except as set forth in (2) below, all unvested RSUs will be forfeited upon your termination of Employment with the Company and its Subsidiaries.]

2.	[INSERT]

1 Note to Draft: To confirm/insert vesting schedule, including any applicable termination vesting conditions.

Attachment 1

Inducement Restricted Stock Unit Agreement

SHARECARE, INC.

INDUCEMENT RESTRICTED STOCK UNIT AGREEMENT

2024 INDUCEMENT PLAN

Pursuant to your Inducement Restricted Stock Unit Grant Notice (“Grant Notice”) and this Inducement Restricted Stock Unit Agreement (this “Agreement”), Sharecare, Inc., a Delaware corporation (the “Company”) has granted you the number of RSUs indicated in your Grant Notice, each of which represents the right to receive one share of Stock. The RSUs are granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). The RSUs have been granted as an “inducement” award under Nasdaq Listing Rule 5635(c)(4). The RSUs are being awarded under the Company’s 2024 Inducement Plan (the “Plan”). Notwithstanding the foregoing and anything to the contrary herein, the RSUs shall be subject to and governed by the terms and conditions of the Plan. If there is any conflict between the terms in the Grant Notice, Exhibit 1 to the Grant Notice, this Agreement and the Plan, then such conflict shall be resolved by giving such documents precedence in the following order: Exhibit 1, the Grant Notice, this Agreement, and then the Plan. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same meanings as in the Plan.

The details of the RSUs, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.	Vesting; No Shareholder Rights

The RSUs will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Employment with the Company and its subsidiaries, except as may be provided otherwise in the Vesting Schedule in Exhibit 1 to your Grant Notice or in an employment or other written agreement between you and the Company. You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, any RSUs unless and until they have vested and the Administrator has issued and delivered shares of Stock to you and your name shall have been entered as a stockholder of record on the books of the Company.

2.	Number of RSUs

The number of RSUs is set forth in your Grant Notice and will be adjusted in the event of changes in capital structure and similar events as provided in Section 7 of the Plan.

3.	Settlement

Subject to Section 8, each RSU will be settled by delivery to you of one share of Stock within thirty (30) days following vesting. The Administrator may, in its sole discretion, deliver cash in lieu of all or any portion of the shares of Stock otherwise deliverable in respect of the RSUs in an amount equal to such number of shares of Stock multiplied by the Fair Market Value of a share of Stock on the date when such shares would otherwise have been issued, as determined by the Administrator.

4.	Securities Law Compliance

In no event shall the Company deliver shares of Stock upon vesting or settlement of the RSUs unless such shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities law or, if not registered, the Administrator has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act and applicable state securities laws. The issuance of shares of Stock is also subject to compliance with all other applicable laws and regulations governing your RSUs, including the requirements of any stock exchange on which the Stock may be listed, and you may not be issued shares of Stock if the Administrator determines that such issuance would not be in material compliance with such laws, regulations and listing requirements.

5.	Other Terms

(a)	In considering the acceptance of this award of RSUs, you understand, acknowledge, agree and hereby stipulate that you should use the same independent investment judgment that you would use in making other investments in corporate securities. Among other things, stock prices will fluctuate over any reasonable period of time and the price of Stock may go down as well as up. No guarantees are made as to the future prospects of the Company or the Stock. No representations are made by the Administrator or the Company.

(b)	Notwithstanding anything to the contrary in this Agreement, the Stock issued under this Agreement and all amounts that may be received by you in connection with any disposition of any such Stock shall be subject to applicable recoupment, “clawback” and similar provisions under law, regulation and stock exchange listing requirement, as well as any recoupment, “clawback” and similar policies of the Company that may be adopted at any time and from time to time in accordance with Section 6(a)(5) of the Plan. [By accepting the RSUs, you are deemed to have acknowledged and consented to the Company’s “clawback” policy and the Company’s application, implementation and enforcement of any recoupment, clawback or similar policy adopted by the board of directors of the Company or committee thereof, whether adopted prior to or following the Date of Grant, and any provision of applicable law or stock exchange listing requirement relating to reduction cancellation, forfeiture or recoupment, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy, requirement or applicable law, without further consideration or action.] [2]

2 Note to Draft: Consider inclusion in light of new clawback policy.

6.	Transferability

The RSUs are not assignable or transferable, except by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the RSUs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the RSUs or any attempt to make any such levy of execution, attachment or other process will cause the RSUs to terminate immediately.

7.	RSUs not a Service Contract

The RSUs are not an employment or service contract, and nothing in the RSUs will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an affiliate, or of the Company or an affiliate to continue your employment or service. In addition, nothing in the RSUs will obligate the Company or an affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a member of the Company’s Board or a consultant for the Company or an affiliate.

8.	Withholding Obligations

(a)	At the time when the RSUs vest, in whole or in part, and at any time thereafter as requested by the Administrator, you hereby agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate, if any, which arise in connection with such vesting and settlement of the RSUs. The Administrator, in its sole discretion, may (but is not required to) hold back shares of Stock otherwise issuable on settlement of the RSUs or permit you to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the RSUs being subject to equity accounting treatment under the Accounting Rules). In addition, the Administrator may (but is not required to), to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to you from the Company or any parent or subsidiary of the Company.

(b)	The Administrator and the Company assume no responsibility for individual income taxes, penalties or interest related to grant, vesting or settlement of any RSU. Neither the Administrator, the Company nor any affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the RSUs. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the RSUs, the subsequent issuance, if any, of Stock on settlement of the RSUs, and the subsequent disposition of any such Stock. You acknowledge that the Administrator or the Company may be required to withhold federal, state and/or local taxes in connection with the vesting and/or settlement of the RSUs. No RSUs will vest or be settled unless the tax withholding obligations of the Company and/or any affiliate are satisfied. The Administrator will have no obligation to issue a certificate for Stock in respect of the RSUs unless the obligations set forth in this Section 8 are satisfied.

9.	Section 409A; Tax Consequences

It is the Administrator’s and the Company’s intent that payments under this Agreement and Grant Notice shall be exempt from Section 409A of the Code (“Section 409A”) to the extent applicable, and that this Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, the Grant Notice or any employment agreement you have entered into with the Company, to the extent that any payment or benefit under this Agreement is determined by the Administrator to constitute “nonqualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service,” as defined for purposes of Section 409A under applicable regulations, from the Company and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Administrator), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service from the Company (or your earlier death). Each payment under this Agreement shall be treated as a separate payment under Section 409A. You hereby agree that the Administrator and the Company do not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Administrator, the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from the RSUs or your other compensation.

10.	Notices

Any notices provided for in the Agreement or the Plan will be given in writing and will be deemed effectively given upon receipt. The Administrator may, in its sole discretion, decide to deliver any documents related to these RSUs by electronic means or to request your consent to participate by electronic means. By accepting these RSUs, you consent to receive such documents by electronic delivery and to participate through an on-line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

11.	Agreement Summaries

In the event that the Administrator provides you (or anyone acting on your behalf) with summary or other information concerning, including or otherwise relating to your rights or benefits under this Agreement (including, without limitation, the RSUs and any vesting thereof), such summary or other information shall in all cases be qualified in its entirety by Exhibit 1, the Grant Notice, this Agreement and the Plan and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

12.	Acknowledgements

You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the RSUs are intended to be consideration in exchange for the promises and covenants set forth in this Agreement; (c) you have carefully read, considered and understand all of the provisions of this Agreement and the Company’s policies reflected in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this award of RSUs and (f) the obligations and restrictions set forth in this Agreement are fair and reasonable.